RCN Reports Fourth Quarter and Full-Year 2006 Results
Q406 Revenue +13% y-o-y to $158 Million; Full-Year 2006 Revenue +10% to $617 Million
Q406 EBITDA +54% y-o-y to $34 Million; Full-Year 2006 EBITDA +45% to $132 Million
2007 Outlook Highlights Continued Revenue and EBITDA Growth Opportunities

Board of Directors Approves Initiative to Pursue a Potential Return of Capital to Shareholders

Herndon, VA, March 15, 2007 - RCN Corporation (NASDAQ: RCNI), a leading provider of video, data, and voice services to residential and business customers, today announced fourth quarter and full-year 2006 results and an initiative to pursue a potential return of capital to shareholders.

“RCN completed another impressive year in 2006, achieving the high end of our performance expectations,” stated James F. Mooney, Chairman of RCN’s Board of Directors. “Over the past two years, RCN has diligently executed against a balanced strategy to drive profitability and cash flow growth while strategically expanding our footprint and rationalizing our asset portfolio. In 2006, we delivered 45% EBITDA growth, a 500 basis point EBITDA margin expansion, and a return to positive free cash flow while simultaneously jump-starting customer growth. I want to congratulate the entire RCN team on another great year.”

Mr. Mooney continued, “We enter 2007 with a strong foundation, offering leading products to valuable residential and commercial customers in key metro markets on a robust network. Combined with our track record of prudent cost management, we expect that this will enable us to continue our solid revenue and cash flow growth momentum, giving us flexibility to increase investments in high-return footprint expansion opportunities. In addition, as part of our ongoing evaluation of potential strategic alternatives, we have decided to pursue a balanced recapitalization effort, which if completed would enable us to provide a meaningful return of capital to shareholders in the near-term, while preserving our ability to pursue high-value intermediate- and longer-term organic and strategic growth opportunities.”

Fourth Quarter 2006 Results

Due to the sale of RCN’s San Francisco assets and intent to discontinue operations in Los Angeles, results of operations from RCN’s California properties are reflected in “income (loss) from discontinued operations.” For ease of comparison to RCN’s previously reported results, both the summary headlines above and the following discussion of 2006 performance include results from RCN’s California properties as if they were still reflected in continuing operations. See page 9 for a reconciliation of these adjusted results to RCN’s reported results.

–
Total revenue increased 13% to $158 million compared to $140 million in the fourth quarter of 2005, and was flat compared to $158 million in the third quarter of 2006. The increase versus the fourth quarter of 2005 was driven by a 210% increase in commercial revenue, resulting primarily from the acquisition of CEC, and a 4% increase in core residential revenue resulting from an increase in average revenue per customer (ARPC) to $107, as well as an increase of approximately 6,000 customers and approximately 26,000 RGUs.

–
EBITDA of $34 million increased 54% from $22 million in the fourth quarter of 2005 and decreased 2% from $35 million in the third quarter of 2006. The increase versus the fourth quarter of 2005 was driven by higher revenue as well as a 460 basis point decrease in G&A as a percent of revenue, resulting from continued reductions in headcount, third party support costs, property taxes and other corporate expenses. Q306 results include a $3 million reduction in accrued programming expenses related to a change in accounting estimate; without this benefit, Q406 EBITDA would have increased 6% sequentially, resulting primarily from seasonal reductions in sales, marketing, and field operations costs. EBITDA is a non-GAAP financial measure - see “Non-GAAP Measures” below.

–	Capital expenditures were $28 million in the fourth quarter of 2006 compared to $34 million in the fourth quarter of 2005 and $26 million in the third quarter of 2006.
–	RCN ended the quarter with $203 million in outstanding debt and $125 million in cash, cash equivalents, and short-term investments.
–	RCN had approximately 425,000 customers as of December 31, 2006 versus 424,000 as of September 30, 2006 and 419,000 subscribers as of December 31, 2005.

Peter D. Aquino, President and Chief Executive Officer of RCN, stated, “RCN’s fourth quarter results capped off another strong year of growth, including significant year-over-year improvements in customers, RGUs, ARPC, revenue and EBITDA. We are pleased to report the completion of our digital simulcast investments across all markets, making digital picture quality available to all customers on all tiers. The RCN Business Solutions team continues to execute well, driving profitable revenue growth while completing the CEC integration and capturing valuable synergies. In 2007, we will continue to focus on cost efficiencies in the most important areas of our business: field operations, customer care, and sales and marketing, and also increase investments in new homes passed inside and adjacent to our current licensed footprint to capture some of the high-return growth opportunities uniquely available to RCN. While our competitors are spending large portions of their capital upgrading outdated plant, RCN is able to extend robust triple-play services to new homes quickly at a relatively low cost. We are excited about the ability to pursue these high-growth opportunities while continuing to build on our track record of consistent execution.”

Full-Year 2006 Results

Total revenue for the full year 2006 grew 10% to $617 million from $561 million last year; core residential revenue grew 4% and commercial revenue increased by 173%. 2006 EBITDA of $132 million grew 45% from $91 million in 2005; 2006 EBITDA margin increased by approximately 500 basis points to 21%. Capital expenditures for 2006 were $89 million versus $74 million in 2005.

Reported Results

Revenue from continuing operations increased to $151 million in the fourth quarter of 2006, compared to $132 million in the fourth quarter of 2005 and $150 million in the third quarter of 2006. Net loss from continuing operations was $26 million in the fourth quarter of 2006, compared to $36 million in the fourth quarter of 2005 and $23 million in the third quarter of 2006.

Revenue from continuing operations increased to $585 million in the full year 2006, compared to $530 million in 2005. Net loss from continuing operations improved to $14 million in 2006, compared to $139 million in 2005.

2007 Financial Outlook

RCN’s full-year 2007 Outlook as follows:
–	Revenue of approximately $620-630 million, compared to $585 million in 2006 (excluding discontinued California markets)
–
EBITDA of approximately $140-150 million, compared to $118 million in 2006 (excluding discontinued California markets ($6 million), as well as previously reported non-recurring benefits from the settlement of disputed network charges ($5 million) and the reduction in accrued programming expenses related to a change in accounting estimate ($3 million))

–
Capital expenditures of approximately $100-110 million, compared to $86 million in 2006 (excluding discontinued California markets), reflecting a $10-20 million year-over-year increase in spending to capture high-return residential and commercial expansion opportunities

Recapitalization Initiative

RCN announced today that its Board of Directors has approved an initiative to pursue a potential return of capital to shareholders in the range of $350 million to $400 million, which would be funded with a combination of cash on hand and additional borrowings. To effect a return of capital in the range described above, RCN's total indebtedness would increase to approximately $500 million, or approximately four times RCN’s fourth quarter 2006 annualized EBITDA. The proposed new financing, anticipated to consist entirely of a new first-lien credit facility, is expected to commence next week and take approximately 30 days to complete. Any such return of capital will require RCN either to obtain consents from lenders under each of its first-lien credit facility and second-lien notes or to refinance or retire these obligations. RCN is currently in discussions with its existing lenders about the potential return of capital.

Following the completion of the financing process and arrangements either to obtain the consent of the requisite holders of, or to retire, the existing debt, RCN's Board of Directors will determine the size, form and timing of the potential return of capital, based on conditions prevailing at that time.  While no final determinations have been made, based on the analysis performed to date, RCN currently believes that a dividend would be the most tax-efficient means by which to return capital to shareholders. Additional details regarding the proposed financing and potential return of capital will be released as available in the coming weeks.

Michael T. Sicoli, Chief Financial Officer of RCN, stated, “RCN reached an important inflection point in 2006, delivering customer, revenue and EBITDA growth, rationalizing the asset portfolio, reducing debt, and generating positive free cash flow. These accomplishments have given us tremendous operating and strategic flexibility, and after reviewing the various ways we could best translate this flexibility into shareholder value, we chose a balanced approach, pursuing a recapitalization initiative to effect a near-term return of capital, while preserving sufficient flexibility to pursue additional organic and strategic growth initiatives to drive longer-term value.”

Non-GAAP Measures

In addition to the results presented in accordance with Generally Accepted Accounting Principles throughout this press release, RCN has presented non-GAAP financial measures, such as EBITDA, EBITDA Margin, and ARPC. RCN believes that these non-GAAP measures, viewed in addition to and not in lieu of its reported GAAP results, provide useful information to investors because they are an integral part of RCN’s internal evaluation of operating performance. In addition, they are measures that RCN uses to evaluate management’s effectiveness. A reconciliation to the comparable GAAP measures is available on pages 9-11. RCN’s non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

Fourth Quarter Conference Call

Management will conduct a conference call to discuss fourth quarter 2006 results and its strategic outlook today at 8:30 AM Eastern time. Be sure to dial into the call 10 to 15 minutes before start time. The dial in number for the call is 888-529-1782, conference ID: 6645700. The call is also being webcast with an accompanying slide presentation, which can be accessed at http://investor.rcn.com/calendar.cfm. A replay of this conference call will be available from 11:30 AM today until 11:59 PM Eastern time on March 22, 2007. The dial in number for the replay is 706-645-9291; the conference ID is the same as above. The webcast and slides will also be archived on RCN’s website.

About RCN Corporation

RCN Corporation, http://www.rcn.com, is a facilities-based, competitive provider of video, high-speed data and voice services, delivered over its own fiber-optic local network, to residential and small business customers in Boston, New York, Eastern Pennsylvania, Washington, D.C., and Chicago. RCN Business Solutions also provides high-capacity data, video and voice services in these same markets to a growing number of large- and medium-sized business customers. RCNI-Q

RCN Forward-Looking Statements

This press release contains forward-looking statements regarding future events and future performance of RCN that involve risks and uncertainties that could materially affect actual results. This information is qualified in its entirety by cautionary statements and risk factors disclosed in certain of RCN's Securities and Exchange Commission filings. For a description of certain factors that could cause actual results to vary from current expectations and forward-looking statements contained in this press release, refer to documents that RCN files from time to time with the Securities and Exchange Commission.

Contacts:	Richard Ramlall, SVP Strategic and External Affairs, RCN, 703-434-8430
Carolyn Capaccio, Lippert/Heilshorn & Associates, 212-838-3777

(Tables follow)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands)
(unaudited)

	Three months ended December 31,		Year ended December 31,
	2006	2005	2006	2005

Revenues	$150,614	$132,067	$585,476	$530,412
Costs and expenses:
Direct expenses	52,395	45,147	196,918	187,497
Selling, general and administrative (including stock-based compensation )	70,174	71,364	280,923	269,689
Impairments, exit costs and restructuring	2,088	1,433	6,702	5,130
Depreciation and amortization	48,827	48,209	192,964	184,568

Operating loss	(22,870)	(34,086)	(92,031)	(116,472)

Investment income	1,544	1,641	5,983	5,648
Interest expense	(4,315)	(11,002)	(24,659)	(42,333)
(Loss) gain on sale of investment in unconsolidated entity	(7)	-	125,370	-
(Loss) gain on sale of assets	(206)	(222)	(2,119)	2,536
Loss on early extinguishment of debt	(35)	-	(19,287)	-
Other income (expense), net	4	(905)	35	1,556

Loss from continuing operations before reorganization items and income taxes	(25,885)	(44,574)	(6,708)	(149,065)
Reorganization income, net	-	11,113		11,113
Income tax expense	145	85	7,612	779

Loss from continuing operations	(26,030)	(33,546)	(14,320)	(138,731)

Income (loss) from discontinued operations, net of tax	1,352	283	2,464	19

Loss before cumulative effect of a change in accounting for legal fees	(24,678)	(33,263)	(11,856)	(138,712)

Cumulative effect of a change in accounting for legal fees	-	-	-	2,600

Net loss	$(24,678)	$(33,263)	$(11,856)	$(136,112)

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share and per share amounts)
(unaudited)

	December 31,	December 31,
ASSETS	2006	2005
Current assets:
Cash and cash equivalents	$66,342	$70,906
Short-term investments	58,173	72,111
Accounts receivable, net of allowance for doubtful accounts of $4,205 and $3,535	58,483	45,863
Prepayments and other current assets	13,025	14,053
Assets of discontinued operations	39,573	39,274

Total current assets	235,596	242,207

Property, plant and equipment, net of accumulated depreciation of $339,061 and $169,776	613,572	672,413
Investment in unconsolidated entity	-	184,896
Intangible assets, net of accumulated amortization of $37,968 and $19,277	98,264	116,453
Long-term restricted investments	16,031	17,568
Deferred charges and other assets	11,918	20,403

Total assets	$975,381	$1,253,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$871	$3,648
Accounts payable	23,089	23,391
Advance billings and customer deposits	38,783	34,271
Accrued expenses and other	68,342	71,102
Accrued employee compensation and related expenses	18,108	16,652
Accrued exit costs	2,761	3,106
Current liabilities of discontinued operations	10,068	10,891
Total current liabilities	162,022	163,061
Long-term debt and capital lease obligations, net of current maturities	201,921	488,449
Other long-term liabilities	41,502	39,528
Total liabilities	405,445	691,038
Commitments and contingencies
Stockholders' equity:
Common stock, par value $0.01 per share, 100,000,000 shares authorized,
37,455,912 and 36,825,941 shares issued and outstanding	374	360
Committed stock, par value $0.01, 797,938 shares committed at Dec. 31, 2005	-	8
Committed capital in excess of par	-	25,549
Additional paid-in-capital	722,589	669,762
Treasury stock, 56,758 shares at cost at December 31, 2006	(1,388)	-
Accumulated deficit	(151,656)	(139,800)
Accumulated other comprehensive income	17	7,023
Total stockholders' equity	569,936	562,902

Total liabilities and stockholders' equity	$975,381	$1,253,940

RCN CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)
(unaudited)

	Year ended December 31,
	2006	2005

Cash flows from operating activities:
Net loss from continuing operations	$(14,320)	$(138,731)

Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	192,964	184,568
Other	(87,127)	17,274
Net cash provided by operating activities continuing operations	91,517	63,111
Net cash provided by (used in) operating activities discontinued operations	3,498	(2,685)
Net cash provided by operating activities	95,015	60,426

Cash flows from investing activities:
Additions to property, plant and equipment	$(86,195)	$(85,028)
Investment in acquisitions, net of cash acquired	(40,854)	(2,244)
Decrease (increase) in short-term investments	13,828	(21,559)
Proceeds from sale of assets	999	6,259
Proceeds from sale of investment in unconsolidated entity	307,467	-
Decrease in restricted investments, including for debt service	1,537	9,020
Net cash provided by (used in) investing activities continuing operations	196,782	(93,552)
Net cash used in investing activities discontinued operations	(2,156)	(4,322)
Net cash provided by (used in) investing activities	194,626	(97,874)

Cash flows from financing activities:
Repayment of long-term debt including debt premiums	(372,160)	(6,037)
Payment of debt issuance costs	(4,412)	-
Proceeds from the issuance of long term debt	75,000	-
Payments of capital lease obligations	(372)	(558)
Proceeds from the exercise of stock options	9,127	1,410
Purchase of treasury stock	(1,388)	-
Net cash used in financing activities	(294,205)	(5,185)

Net decrease in cash and cash equivalents	(4,564)	(42,663)
Cash and cash equivalents at beginning of period	70,906	113,539

Cash and cash equivalents at end of period	$66,342	$70,906

RCN CORPORATION
SELECTED OPERATING METRICS
(Including Discontinued Operations)

	Q4 2006 (1)	Q3 2006 (1)	Q4 2005
Revenues (Consolidated):
Video	$64,848	$64,838	$62,190
Data	33,507	32,636	27,655
Voice	31,042	32,523	34,634
Other	3,184	1,727	2,482
Total Core Residential	132,581	131,723	126,961
Commercial	21,820	21,552	7,034
Dial - Up	2,971	3,006	4,228
Recip Comp / Other	960	1,318	1,698
Total	$158,332	$157,599	$139,920

RGUs:
Video	371,000	372,000	369,000
Data	275,000	269,000	244,000
Voice	267,000	268,000	274,000
Total RGUs(1)	913,000	909,000	887,000

Number of Customers(1)	425,000	424,000	419,000

% Customers in Bundles	67%	67%	67%

Average Monthly Revenue Per Customer (ARPC) (2)	$107	$108	$103

(1) Reflects new customer and RGU reporting methodology effective January 1, 2006; Customer and RGU amounts may not be comparable to those reported in prior periods. Refer to RCN's Annual Report on Form 10-K/A for the year ended December 31, 2005 for additional information regarding this change.

(2) ARPC for 2005 has been calculated under the old methodology because customer counts under the new methodology are not available prior to January 1, 2006, the effective date of the change. Based on our estimates of customer counts under the new methodology prior to the effective date of the change, we do not believe that the change in methodology would have a material impact on ARPC as previously reported.

RCN Corporation
Non-GAAP Reconciliation
(Including Discontinued Operations)

(1) The following table reconciles results of operations in the proceeding press release which includes the results of RCN’s California properties to the results as reported in RCN’s external filings.

	For the three months ended
	December 31, 2006	September 30 2006	December 31, 2005
Revenue (as reported)	$150,614	$149,688	$132,067
Plus: Certain Revenue included in Discontinued Operations	7,718	7,911	7,854
Total Revenues	$158,332	$157,599	$139,921

Direct expenses (as reported)	$52,395	$49,278	$45,147
Plus: Certain Direct Expenses included in Discontinued Operations	2,371	2,595	2,347
Total Direct Expenses	$54,766	$51,873	$47,494

Selling, general and administrative expense, excluding stock-based compensation (as reported)	$65,965	$67,002	$66,991
Plus: Certain SG&A included in Discontinued Operations	3,863	4,152	3,510
Total SG&A Excluding Stock-Based Compensation	$69,828	$71,154	$70,501

	For the twelve months ended
	December 31, 2006	December 31, 2005
Revenue (as reported)	$585,476	$530,412
Plus: Certain Revenue included in Discontinued Operations	31,361	30,552
Total Revenues	$616,837	$560,964

Direct expenses (as reported)	$196,918	$187,497
Plus: Certain Direct Expenses included in Discontinued Operations	9,920	9,337
Total Direct Expenses	$206,838	$196,834

Selling, general and administrative expense, excluding stock-based compensation (as reported)	$262,761	$260,778
Plus: Certain SG&A included in Discontinued Operations	15,408	$15,216
Total SG&A Excluding Stock-Based Compensation	$278,169	$275,994

RCN Corporation
Non-GAAP Reconciliation
(Including Discontinued Operations)

(2) EBITDA is defined as net income (loss) plus cumulative effect of change in accounting for legal fees, certain income (loss) from discontinued operations net of tax, income tax expense, other income net, loss on early extinguishment of debt, (loss) gain on sale of assets, gain on sale of investment in unconsolidated entity, interest expense, investment income, depreciation and amortization, non-cash stock based compensation and other special items including non-cash issuance of warrants, impairments, exit costs and other charges. EBITDA margin represents EBITDA divided by total revenues. We believe that EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses represent non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a calculation commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the cable industry. EBITDA as defined above may not be similar to EBITDA measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations.

	For the three months ended
($ in thousands)	December 31, 2006	September 30 2006	December 31, 2005
Net loss	$(24,678)	$(22,831)	$(33,263)
Certain loss from discontinued operations, net of tax	132	1,023	1,712
Income tax expense	145	-	85
Reorganization income	-	-	(11,113)
Other (income) expense, net	(4)	(3)	905
Loss on early extinguishment of debt	35	-	-
Loss on sale of assets	206	47	222
Loss on sale of investment in unconsolidated entity	7	-	-
Interest expense	4,315	4,295	11,002
Investment income	(1,544)	(1,347)	(1,641)
Depreciation and amortization	48,827	47,813	48,209
Non-cash stock-based compensation expense	4,209	4,287	4,939
Non-cash issue of warrants	-	-	(564)
Impairments, exit costs & restructuring	2,088	1,288	1,433
EBITDA	$33,738	$34,572	$21,926
EBITDA Margin	21.3%	21.9%	15.7%

	For the twelve months ended		Guidance
($ in thousands)	December 31, 2006	December 31, 2005	For the year ended December 31, 2007
Net loss	$(11,856)	$(136,112)	$(79,000 - 69,000)
Certain loss from discontinued operations, net of tax	3,569	5,978
Income tax expense	7,612	779
Reorganization income	-	(11,113)
Other income, net	(35)	(1,556)
Loss on early extinguishment of debt	19,287	-
Loss (gain) on sale of assets	2,119	(2,536)	15,000
Gain on sale of investment in unconsolidated entity	(125,370)	-
Interest expense	24,659	42,333	17,000
Investment income	(5,983)	(5,648)	(9,000)
Depreciation and amortization	192,964	184,568	175,000
Non-cash stock-based compensation expense	18,162	8,913	21,000
Impairments, exit costs & restructuring	6,702	5,130
EBITDA	$131,830	$90,736	$140,000 - 150,000
EBITDA Margin	21.4%	16.2%

RCN Corporation
Non-GAAP Reconciliation
(Including Discontinued Operations)

(3) Average monthly revenue per customer, or ARPC, is an industry metric that measures revenues, excluding certain commercial and other residential revenue (consisting of dial-up and reciprocal compensation) per period divided by the average number of customers during that period. We believe that ARPC provides useful information concerning the appeal of our service offerings and our rate plans. ARPC as defined above may not be similar to ARPC measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. ARPC reflects the new customer and RGU reporting methodology effective as of January 1, 2006; amounts may not be comparable to those reported prior to December 31, 2005.

	For the three months ended
	December 31, 2006	September 30 2006	December 31, 2005
Total Revenues	$158,332	$157,599	$139,921
Less: Certain Commercial Revenue	(18,014)	(17,371)	(7,034)
Less: Other Residential Revenue	(3,930)	(4,324)	(5,926)
Customer Revenues	$136,388	$135,904	$126,961
ARPC	$107	$108	$103

(4) Free cash flow represents EBITDA less capital expenditures, net interest paid, income taxes paid and net changes in working capital. We believe that free cash flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and our ability to fund scheduled debt maturities and other financing activities. Free cash flow as defined may not be similar to free cash flow measures of other companies, is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to but not as a substitute for the information contained in our statements of cash flows.

	For the three months ended
	December 31, 2006	September 30 2006	December 31, 2005
Net cash provided by operating activities	$42,063	$39,027	$24,700
Unrealized appreciation (depreciation) on investments	(253)	186	(7)
Net cash used in investing activities	(21,241)	(48,313)	(139,900)
Proceeds from sale of assets	(134)	(539)	(1,500)
Investment in acquisition	681	1,202	2,244
Increase /(decrease) in investments restricted for debt service	173	42	(2,203)
Changes in short-term investments	(8,806)	18,965	105,698
Free Cash Flow	$12,483	$10,570	$(10,968)

	For the twelve months ended
	December 31, 2006	December 31, 2005
Net cash provided by operating activities	$95,015	$60,426
Unrealized appreciation (depreciation) on investments	(110)	127
Net cash provided by (used in) investing activities	194,626	(97,874)
Proceeds from sale of assets	(999)	(6,259)
Proceeds from sale of investment in unconsolidated entity	(307,467)	-
Investment in acquisition	39,143	2,244
Decrease in investments restricted for debt service	(1,537)	(9,020)
Changes in short-term investments	(13,828)	21,559
Free Cash Flow	$4,843	$(28,797)